Exhibit 99.1

  New York Stock Exchange Accepts Magnetek's Continued Listing Plan

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Sept. 18, 2006--Magnetek, Inc. (NYSE:MAG) today announced that the New York Stock Exchange
(NYSE) has notified the Company that it has accepted the Company's proposed plan for continued listing on the NYSE.
    As a result of the NYSE's acceptance of Magnetek's plan, the Company's stock will continue to be listed on the NYSE, pending quarterly reviews by the NYSE's Listing and Compliance Committee to ensure progress against the plan.
    In a press release issued and Form 8-K filed on July 3, 2006, Magnetek announced that the Company had been notified that it was considered "below criteria" by the NYSE because, over a consecutive 30-day trading period, the Company's total average market capitalization and shareholders' equity each amounted to less than $75 million.
    Magnetek manufactures digital-power products used in applications requiring highly efficient, reliable, precise control, including alternative energy systems, industrial automation, and telecommunications. The Company reported sales of $242 million for its 2005 fiscal year, ended on July 3, 2005.(a)

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's proposed plan for continued listing on the New York Stock Exchange. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include, but are not limited to cash-raising alternatives, audit-related matters and legal proceedings and their effects on the Company's financial results and statements. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

(a) Magnetek's fiscal quarters end on the Sundays nearest September 30, December 31, March 31 and June 30.

    CONTACT: Magnetek, Inc.
             Robert Murray, (818) 727-2216 (ext. 111)
             bmurray@magnetek.com